UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): November 5, 2013

SPORT CHALET, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-20736	95-4390071
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Sport Chalet Drive, La Cañada Flintridge, CA 91011

(Address of principal executive offices) (Zip Code)

(818) 949-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Approval of 2015 Performance Objectives Under Long-Term Incentive Plan

On November 5, 2013, the Compensation Committee of the Board of Directors of Sport Chalet, Inc. (the “Company”) approved the performance objectives for fiscal 2015 under the long-term incentive plan (“LTI Plan”) for the Company’s Chief Executive Officer.

Under the LTI Plan, the Chief Executive Officer is eligible to earn a cash bonus based upon the Company’s achievement of certain performance objectives in fiscal 2015. The Company must achieve a threshold performance level in order for any bonus to be paid under the LTI Plan. Once the Company’s threshold performance level has been met, the bonus opportunity will vary depending on the extent to which the Company has exceeded its threshold performance level, up to 120% of the target bonus. The target award is $325,000, and the award, if any, will be paid in the year following the performance period. The financial measures for the LTI Plan award are based on improved sales per square foot, improved inventory turns, achieving positive net income, growth of online sales, and returning the Team Sales Division to profitability, as well as quantifiable strategic metrics deemed to be important to the operating performance of the Company, including creation and implementation of a brand positioning and messaging strategy, and continued expansion of the mobile strategy.

Each of the performance objectives was selected from a list of performance objectives under the Company’s 2004 Equity Incentive Plan approved by its stockholders at the 2011 annual meeting of stockholders.

The LTI Plan is intended to be an ongoing program under which the Compensation Committee will grant new long-term compensation awards each year. However, the Compensation Committee is not obligated to grant awards under the program each year, and it may grant awards in any given year with terms that vary from those set forth above in any respect, including, among other things, the performance objectives, the aggregate award values and the performance period. All determinations, interpretations and assumptions relating to the vesting and the calculation of the awards under the program will be made by the Compensation Committee.

There is no assurance that the Company will achieve the performance objectives established by the Compensation Committee in any fiscal year.

Executive Bonus

On November 5, 2013 the Compensation Committee authorized the payment of a discretionary cash bonus to Howard K. Kaminsky, the Executive Vice President-Finance and Chief Financial Officer of the Company, in the amount of $50,000 for services rendered in fiscal 2014, including the amendment of the Company’s credit facility with Bank of America, N.A., regaining compliance with the requirements for continued listing of the Class B Common Stock on the NASDAQ Stock Market, and obtaining favorable terms from selected vendors.

Stock Options for New Director

On November 5, 2013, the Compensation Committee approved the grant pursuant to the 2004 Equity Incentive Plan of the Company to Miki R. Berardelli, a director of the Company, to be effective as of November 14, 2013 (or two business days after the release of the Company’s earnings for the second quarter of fiscal 2013 ended September 30, 2013) of nonqualified options to purchase up to 2,000 shares of the Class A Common Stock of the Company at an exercise price equal to the closing price of the Class A Common Stock on the date of grant. The options will have a term of ten years from, and will be immediately exercisable on, the date of grant.

As previously reported, Ms. Berardelli was elected to the Board of Directors on October 14, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SPORT CHALET, INC.

Date:November 12, 2013	By /s/ Howard K. Kaminsky Howard K. Kaminsky, Executive Vice President-Finance, Chief Financial Officer and Secretary